Exhibit 99.1

Clipper Realty Inc. Announces First Quarter 2020 Results

Reports Record Quarterly Revenues and Record Quarterly Net Operating Income;
Announces Additional Liquidity Through Refinancing of Flatbush Gardens Property

NEW YORK, May 11, 2020 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three months ended March 31, 2020.

Highlights for the Three Months Ended March 31, 2020

●

Achieved record quarterly revenues of $30.9 million for the first quarter of 2020, representing an increase of 11.7% compared to the same period in 2019. Residential rental income increased 3.2% and 4.5% at the Flatbush Gardens and Tribeca House properties, respectively, for the first quarter of 2020

●	Achieved quarterly income from operations of $9.0 million for the first quarter of 2020, representing an increase of 10.3% compared to the same period in 2019
●	Achieved record quarterly net operating income (“NOI”)[1] of $17.1 million for the first quarter of 2020, representing an increase of 16.3% compared to the same period in 2019
●	Recorded quarterly net loss of $0.8 million for the first quarter of 2020
●	Achieved quarterly adjusted funds from operations (“AFFO”)[1] of $5.6 million for the first quarter of 2020, representing an increase of 5.8% compared to the same period in 2019
●	Declared a dividend of $0.095 per share for the first quarter of 2020

The Company also announced today the refinancing of its Flatbush Gardens property, providing significant additional liquidity.

David Bistricer, Co-Chairman and Chief Executive Officer, commented,

“We are very pleased with our first quarter 2020 results, especially in light of the evolving COVID-19 pandemic. The safety of our tenants and employees remains our highest priority. Our properties remain operational and are currently 98% leased, with essential staff and key procedures in place to manage through the pandemic. Our April collections were equal to 94% of our March collections, prior to the impact of COVID-19. We are extremely pleased to also announce that we have refinanced our Flatbush Gardens property with a $329 million, twelve-year loan. The loan bears interest at 3.125% and requires interest-only payments for the first seven years, which is expected to initially reduce annual debt service by $3.0 million. The loan adds approximately $78 million, before reserves, to our liquidity position. In addition, we have no debt maturities on any of our operating properties until 2027. We remain focused on executing our strategic initiatives, including expertly operating our high-quality portfolio, driving cash flow, enhancing efficiencies through asset repositioning and increasing scale, to create long-term value.”

1  NOI and AFFO are non-GAAP financial measures.  For a definition of these financial measures and a reconciliation of such measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Measures” at the end of this release.

Financial Results

For the first quarter of 2020, revenues increased by $3.2 million, or 11.7%, to $30.9 million, compared to $27.7 million for the first quarter of 2019. The growth was primarily attributable to improvements in residential rental rates at the Flatbush Gardens and Tribeca House properties, bringing the Clover House property online during the third quarter of 2019, and completing renovation and re-leasing of approximately 50% of the units at the 10 West 65th Street property during the second quarter of 2019.

For the first quarter of 2020, net loss was $0.8 million, or $0.02 per share, compared to net loss of $0.1 million, or $0.01 per share, for the first quarter of 2019. The change was primarily attributable to the revenue increases discussed above and lower property operating expenses, offset by higher property taxes, insurance expense, depreciation and amortization expense, and general and administrative expenses (each such expense inclusive of the impact of bringing the Clover House property online), and higher interest expense primarily resulting from the refinancing of the 250 Livingston Street property in May 2019 and the recognition of interest expense in connection with bringing the Clover House property online.

For the first quarter of 2020, AFFO was $5.6 million, or $0.13 per share, compared to $5.3 million, or $0.12 per share, for the first quarter of 2019. The increase was primarily attributable to the revenue increases discussed above and lower property operating expenses, partially offset by higher property taxes, insurance expense, recurring cash general and administrative expenses, and interest expense.

Balance Sheet

At March 31, 2020, notes payable (excluding unamortized loan costs) was $1,008.7 million, compared to $1,009.4 million at December 31, 2019; the decrease primarily reflected scheduled principal amortization.

Flatbush Gardens Refinancing

On May 8, 2020, the Company refinanced the debt on its Flatbush Gardens property with a $329 million, twelve-year secured first mortgage loan with New York Community Bank, the property’s current lender. The loan bears interest at 3.125% and requires interest-only payments for the first seven years, which is expected to initially reduce annual debt service by $3.0 million (pro forma for scheduled principal amortization on the existing loan). With the proceeds, the Company repaid the $246 million loan on the property due March 2028, which bore interest at 3.5% through February 2023 and was scheduled to commence principal amortization in September 2020. Net remaining proceeds of $77.8 million, before reserves, increased the Company’s cash position. In connection with the refinancing, an independent appraisal commissioned by the lender valued the property at $475 million.

Dividend

The Company today declared a first quarter dividend of $0.095 per share, the same amount as last quarter, to shareholders of record on May 22, 2020, payable May 29, 2020.

Conference Call and Supplemental Material

The Company will host a conference call on May 11, 2020, at 5:00 PM Eastern Time to discuss the first quarter 2020 results and provide a business update pertaining to the COVID-19 pandemic. The conference call can be accessed by dialing (800) 346-7359 or (973) 528-0008, conference entry code 848521. A replay of the call will be available from May 11, 2020, following the call, through May 25, 2020, by dialing (800) 332-6854 or (973) 528-0005, replay conference ID 848521. Supplemental data to this release can be found under the “Quarterly Earnings” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (“SEC”) are filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty Inc.

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on the Company, please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties (including uncertainties regarding the impact of the COVID-19 pandemic, and measures intended to curb its spread, on our business, our tenants and the economy generally), most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the SEC, including the "Risk Factors" section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, our Annual Report on Form 10-K for the year ended December 31, 2019, and other reports filed from time to time with the SEC.

Contact Information:

Michael Frenz

Chief Financial Officer

(718) 438-2804 x2274

M: (917) 576-7750

mfrenz@clipperrealty.com

Clipper Realty Inc.

Consolidated Balance Sheets

(In thousands, except for share and per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$540,859	$540,859
Building and improvements	607,353	602,547
Tenant improvements	3,051	3,051
Furniture, fixtures and equipment	11,865	11,707
Real estate under development	32,894	31,787
Total investment in real estate	1,196,022	1,189,951
Accumulated depreciation	(114,903)	(109,418)
Investment in real estate, net	1,081,119	1,080,533

Cash and cash equivalents	36,298	42,500
Restricted cash	17,572	14,432
Tenant and other receivables, net of allowance for doubtful accounts of $3,692 and $3,361, respectively	4,750	4,187
Deferred rent	1,073	1,274
Deferred costs and intangible assets, net	8,560	8,782
Prepaid expenses and other assets	8,581	14,499
TOTAL ASSETS	$1,157,953	$1,166,207

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized loan costs of $10,958 and $11,528, respectively	$997,752	$997,903
Accounts payable and accrued liabilities	9,793	13,029
Security deposits	7,637	7,570
Below-market leases, net	1,496	1,625
Other liabilities	4,416	4,297
TOTAL LIABILITIES	1,021,094	1,024,424

Equity:
Preferred stock, $0.01 par value; 100,000 shares authorized (including 140 shares of 12.5% Series A cumulative non-voting preferred stock), zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 500,000,000 shares authorized, 17,814,672 shares issued and outstanding	178	178
Additional paid-in-capital	93,461	93,431
Accumulated deficit	(38,393)	(36,375)
Total stockholders' equity	55,246	57,234
Non-controlling interests	81,613	84,549
TOTAL EQUITY	136,859	141,783
TOTAL LIABILITIES AND EQUITY	$1,157,953	$1,166,207

Clipper Realty Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019

REVENUES
Residential rental income	$23,718	$20,772
Commercial rental income	7,168	6,880
TOTAL REVENUES	30,886	27,652

OPERATING EXPENSES
Property operating expenses	7,159	7,563
Real estate taxes and insurance	6,864	5,731
General and administrative	2,323	1,668
Depreciation and amortization	5,558	4,549
TOTAL OPERATING EXPENSES	21,904	19,511

INCOME FROM OPERATIONS	8,982	8,141

Interest expense, net	(9,788)	(8,274)

Net loss	(806)	(133)

Net loss attributable to non-controlling interests	480	79
Net loss attributable to common stockholders	$(326)	$(54)

Basic and diluted net loss per share	$(0.02)	$(0.01)

Weighted average common shares / OP units
Common shares outstanding	17,815	17,813
OP units outstanding	26,317	26,317
Diluted shares outstanding	44,132	44,130

Clipper Realty Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(806)	$(133)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	5,485	4,361
Amortization of deferred financing costs	304	504
Amortization of deferred costs and intangible assets	192	307
Amortization of above- and below-market leases	(99)	(424)
Deferred rent	201	634
Stock-based compensation	158	156
Changes in operating assets and liabilities:
Tenant and other receivables	(563)	672
Prepaid expenses, other assets and deferred costs	5,918	5,812
Accounts payable and accrued liabilities	(1,926)	(646)
Security deposits	67	67
Other liabilities	119	640
Net cash provided by operating activities	9,050	11,950

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(7,101)	(10,208)
Sale and purchase of interest rate caps, net	(14)	-
Net cash used in investing activities	(7,115)	(10,208)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of mortgage notes	(897)	(711)
Proceeds from mortgage notes	176	-
Dividends and distributions	(4,276)	(4,261)
Net cash used in financing activities	(4,997)	(4,972)

Net decrease in cash and cash equivalents and restricted cash	(3,062)	(3,230)
Cash and cash equivalents and restricted cash - beginning of period	56,932	45,864
Cash and cash equivalents and restricted cash - end of period	$53,870	$42,634

Cash and cash equivalents and restricted cash - beginning of period:
Cash and cash equivalents	$42,500	$37,028
Restricted cash	14,432	8,836
Total cash and cash equivalents and restricted cash - beginning of period	$56,932	$45,864

Cash and cash equivalents and restricted cash - end of period:
Cash and cash equivalents	$36,298	$29,379
Restricted cash	17,572	13,255
Total cash and cash equivalents and restricted cash - end of period	$53,870	$42,634

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $300 and $1,836 in 2020 and 2019, respectively	$9,532	$8,290
Non-cash interest capitalized to real estate under development	280	348
Additions to investment in real estate included in accounts payable and accrued liabilities	2,581	6,656

Clipper Realty Inc.

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) and net operating income (“NOI”) all of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income (loss) or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market adjustments, amortization of non-cash equity compensation, acquisition and other costs, loss on extinguishment of debt, gain on involuntary conversion and non-recurring litigation-related expenses, less recurring capital spending.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income (loss) as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

Neither FFO nor AFFO measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities computed in accordance with GAAP. Further, FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO and AFFO.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net loss, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended March 31,
	2020	2019
FFO
Net loss	$(806)	$(133)
Real estate depreciation and amortization	5,558	4,549
FFO	$4,752	$4,416

AFFO
FFO	$4,752	$4,416
Amortization of real estate tax intangible	119	119
Amortization of above- and below-market leases	(99)	(424)
Straight-line rent adjustments	201	634
Amortization of debt origination costs	304	504
Amortization of LTIP awards	158	156
Non-recurring litigation-related expenses	264	-
Recurring capital spending	(145)	(153)
AFFO	$5,554	$5,252
AFFO Per Share/Unit	$0.13	$0.12

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net income (loss) before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net), acquisition and other costs, loss on extinguishment of debt and non-recurring litigation-related expenses, less gain on involuntary conversion.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

The following table sets forth a reconciliation of Adjusted EBITDA for the periods presented to net loss, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended March 31,
	2020	2019
Adjusted EBITDA
Net loss	$(806)	$(133)
Real estate depreciation and amortization	5,558	4,549
Amortization of real estate tax intangible	119	119
Amortization of above- and below-market leases	(99)	(424)
Straight-line rent adjustments	201	634
Amortization of LTIP awards	158	156
Interest expense, net	9,788	8,274
Non-recurring litigation-related expenses	264	-
Adjusted EBITDA	$15,183	$13,175

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, acquisition and other costs, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended March 31,
	2020	2019
NOI
Income from operations	$8,982	$8,141
Real estate depreciation and amortization	5,558	4,549
General and administrative expenses	2,323	1,668
Amortization of real estate tax intangible	119	119
Amortization of above- and below-market leases	(99)	(424)
Straight-line rent adjustments	201	634
NOI	$17,084	$14,687